Exhibit 16.1

June 15, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read the statements of Quantum-Si Incorporated (formally known as HighCape Capital Acquisition Corp.) included under Item 4.01 (a) of its Form 8-K dated June 15, 2021. We agree with the statements concerning our Firm under Item 4.01 (a), in which we were informed on June 15, 2021, of our dismissal.

We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC